                                                               EXHIBIT 10.4


                      MANUFACTURING AND MARKETING AGREEMENT


     This MANUFACTURING AND MARKETING AGREEMENT (the "Agreement") is made as of __________, 1997 by and between DURA PHARMACEUTICALS, INC., a Delaware corporation ("DURA"), and SPIROS DEVELOPMENT CORPORATION II, INC., a Delaware corporation ("Spiros Corp. II").

                                    RECITALS

     WHEREAS, DURA and Spiros Corp. II are parties to the Development Agreement, the Technology Agreement and the Albuterol and Product Option Agreement (all capitalized terms shall have the respective meaning set forth in Section 1 hereof).

     WHEREAS, DURA has the Purchase Option to acquire all of the Spiros Corp. II Common Stock.

     WHEREAS, DURA has the expertise necessary to manufacture, itself or through subcontractors, the Spiros Products.

     WHEREAS, DURA has marketing and sales personnel currently performing marketing for respiratory pharmaceutical products.

     WHEREAS, Spiros Corp. II desires to license DURA to manufacture, promote and sell the Spiros Products, and DURA is willing to accept such engagement.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce DURA to enter into the Agreements, DURA and Spiros Corp. II hereby agree as follows:

1.   DEFINITIONS.

     1.1 DEFINITIONS. All capitalized terms used herein and not otherwise defined shall have the respective meanings, to the extent such terms are used herein, set forth in SCHEDULE 1.1 attached hereto, which is incorporated by this reference as though fully set forth herein.

     1.2 SINGULAR AND PLURAL. Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

2.   DURA'S RESPONSIBILITIES.

     2.1 DURA'S GENERAL RESPONSIBILITIES. During the term of this Agreement, DURA shall, at its sole expense (except as otherwise expressly provided herein), in addition to its other obligations hereunder, have responsibility for performing the activities set forth below:

          (a) supervise, train and maintain such competent and qualified sales personnel as may be required to promote the Spiros Products as provided herein;

          (b) use diligent and commercially reasonable efforts to launch, market, promote and commence Sales of a Spiros Product promptly upon receipt of FDA Approval of such Spiros Product;

          (c) on or before the thirtieth (30th) day of each calendar quarter following receipt of FDA Approval, furnish to Spiros Corp. II a report containing DURA's Manufacture and Sales activities during the prior calendar quarter;

          (d) make no statement, representation or warranty, oral or written, concerning the Spiros Products inconsistent with or contrary to the labeling approved by regulatory authorities in respect of the Spiros Products;

          (e) promptly submit to Spiros Corp. II all adverse drug experience information concerning the Spiros Products; and

          (f) conform its practices and procedures relating to Spiros Product sampling to product sampling practices and procedures DURA follows with respect to other similar products, which practices and procedures shall be in compliance with applicable rules and regulations.

DURA shall take such other actions as DURA and Spiros Corp. II may jointly agree upon and deem necessary, desirable or appropriate to promote and Sell the Spiros Products effectively and as contemplated by this Agreement.

     2.2 ADVERTISING AND PROMOTIONAL RESPONSIBILITIES. From time to time, but at least once each year, DURA shall develop and formulate a marketing plan setting forth DURA's strategies and plans for pricing, marketing and detailing Spiros Products. Marketing plans shall be prepared in a manner appropriate for product launch and consistent with sales and marketing plans for similarly placed pharmaceutical products. The marketing plans shall be submitted to the Board of Directors of Spiros Corp. II as part of the annual workplan and budget for approval.

     2.3 TERMS OF SALE. DURA will be responsible for determining all terms of sale, including but not limited to, policies concerning pricing, credit terms, cash discounts and returns and allowances.

3.   ROYALTIES.

     3.1 ROYALTIES ON SALES OF SPIROS PRODUCTS. Dura shall receive and retain on its own behalf all payments by purchasers of the Spiros Products Sold by DURA hereunder. DURA hereby agrees to pay to Spiros Corp. II royalties equal to seven percent (7%) of Net Sales of each Spiros Products Sold beginning on the date of FDA Approval of such product; provided, however, that prior to the expiration of the Albuterol Option no royalty payment shall apply with respect to Net Sales of the Albuterol Product.

     3.2 ROYALTY PAYMENT. Royalties due on Net Sales of Spiros Products shall be paid quarterly in arrears, on or before the forty-fifth (45th) day following the end of each calendar quarter. Acceptance by Spiros Corp. II of any payment remitted hereunder, whether or not the amount shall be in dispute, shall not constitute acceptance by Spiros Corp. II of the account or schedules on which such payment is based.

     3.3 SINGLE ROYALTY. All sales of Spiros Products among DURA, its Affiliates and any of their sublicensees shall be disregarded for purposes of computing royalties under this Section 3, but in such instances royalties shall be payable only upon sales to unlicensed third parties unless such other sales were for purposes of end use, rather than for resale. Nothing contained herein shall obligate DURA to pay Spiros Corp. II more than one royalty on any unit of Spiros Products sold.

     3.4 LATE PAYMENTS. DURA shall pay interest to Spiros Corp. II on the aggregate amount of any amounts payable by DURA that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the prime rate of interest as reported by Citibank, N.A., New York, from time to time, plus two percent (2%), or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

4.   ACCOUNTING AND STATEMENTS.

     4.1 ROYALTY STATEMENTS. DURA shall keep, and cause its Affiliates, if any, to keep true and accurate accounts of all royalties payable to Spiros Corp. II under the Agreement and DURA shall deliver or cause to be delivered to Spiros Corp. II written statements of royalties due on or before the forty-fifth (45th) day following the end of each calendar quarter and at the same time shall pay Spiros Corp. II the amount of such royalties shown to be due pursuant to Section 3. Such reports shall show in reasonably specific detail: (a) the gross sales of each Spiros Product sold by DURA, its Affiliates and sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of Spiros Products; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; and (d) the date of the first commercial sale of each Spiros Product.

     4.2 RECORDS. DURA shall keep, and cause its Affiliates and sublicensees, if any, to keep accurate records in sufficient detail to be able to determine the amount of royalties payable. Spiros Corp. II shall have the right at its own expense to have an independent certified public accounting firm examine the relevant books and records of account of DURA, any of its Affiliates or sublicensees during reasonable business hours not more often than once during each calendar year, to determine whether appropriate accounting and payment of royalties have been made during the preceding two (2) calendar years. This independent certified public accounting firm shall treat as confidential and shall not disclose to Spiros Corp. II any information other than information which is needed or proper to support the information required to be given to Spiros Corp. II pursuant to this Agreement. If such accounting firm concludes that additional royalties were owed during such period, DURA shall pay the additional royalties within thirty (30) days of the date Spiros Corp. II delivers to DURA such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Spiros Corp. II; PROVIDED, HOWEVER, if the audit discloses that the royalties payable by DURA for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, then DURA shall pay the reasonable fees and expenses charged by such accounting firm.

     4.3 SUBLICENSEE RECORDS. DURA shall include in each permitted sublicense granted by it pursuant to this Agreement or the License Agreement a provision requiring the sublicensee to make reports to DURA, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Spiros Corp. II's independent accountant to the same extent required of DURA under this Agreement.

5. MANUFACTURING AND SALE RECORDS. DURA shall keep, maintain, update and preserve for the benefit of Spiros Corp. II true, accurate and complete records of all efforts made by DURA pursuant to this Agreement, including, without limitation, records of current and prospective customer contacts, status of sales programs, advertising efforts, promotion efforts, market feedback, marketing strategy, distribution, business leads and sales leads ("Records"). Upon written request of Spiros Corp. II or upon the termination of this Agreement, copies of the Records shall be sent by DURA to Spiros Corp. II within sixty (60) days of such request or termination.

6.   MANUFACTURING PRACTICES.

     6.1 MANUFACTURING SPECIFICATIONS. The Manufacture of all Spiros Products during the term of this Agreement shall be the responsibility of DURA. DURA shall manufacture, or cause its subcontractor to manufacture, the Spiros Products under this Agreement in compliance in all material respects with all requirements of applicable laws and regulations and all applicable good manufacturing practices, as prescribed from time to time by the FDA and other applicable worldwide regulatory authorities, using the specifications, manufacturing methods and formulae as agreed upon by DURA and Spiros Corp. II in writing.

     6.2 INSPECTION OF MANUFACTURING FACILITIES. DURA or its subcontractor shall permit Spiros Corp. II and its duly authorized agents, at Spiros Corp. II's sole expense, to enter DURA's or its subcontractor's premises, upon reasonable notice during normal working hours, for the purpose of inspecting the manufacturing processes and components used in the manufacture of the Spiros Products and the quality thereof.

7. CONFIDENTIALITY. The provisions of Sections 4.3 and 4.4 of the Technology Agreement shall apply with equal force and effect to this Agreement and are incorporated hereunder.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS. The provisions of Section 3 of the Technology Agreement with respect to DURA and Spiros Corp. II shall apply with equal force and effect to this Agreement and are incorporated hereunder. In addition, DURA represents, warrants and covenants to Spiros Corp. II as follows:

     8.1 DURA'S EFFORTS. DURA shall use its commercially reasonable efforts to locate and contact specialist respiratory physicians and other physicians, hospitals, clinics, health maintenance organizations, preferred provider organizations and managed care companies for the purpose of determining whether such persons, groups or entities may be interested in buying or prescribing the Spiros Products. DURA hereby agrees that failure to use its commercially reasonable efforts as described in this Agreement shall constitute a material breach of this Agreement;

     8.2 COMPLIANCE WITH APPLICABLE LAWS. DURA shall comply (and shall require all its sublicensees, agents and representatives to comply) with all applicable laws, statutes, regulations and treaties relating to the Manufacture and Sale of the Spiros Corp. II's Products and the performance of DURA's obligations hereunder. DURA shall demonstrate, at Spiros Corp. II's reasonable request, compliance with all applicable laws, statutes, regulations and treaties;

     8.3 USE OF NAMES. DURA shall use the then-current names used by Spiros Corp. II for the Spiros Products (but will not represent or imply that it is Spiros Corp. II or an Affiliate of Spiros Corp. II, or a part of or partner or joint venturer with Spiros Corp. II);

     8.4 NOTIFICATION OF PROBLEMS WITH SPIROS PRODUCTS. DURA shall keep Spiros Corp. II informed as to any problems encountered with the Spiros Products and any suggested resolutions for those problems and shall communicate promptly to Spiros Corp. II any and all modifications, design changes or improvements suggested by any employee or agent; and

     8.5 RECORDS. DURA shall keep and maintain a file of all persons and entities to which Spiros Products have been sold by DURA or its sublicensees, including: name; address; serial number, if any, of the Spiros Products; date of delivery; and any applicable contract or purchase order executed by such person or entity. Such file may be inspected by Spiros Corp. II at any time and a complete copy of such file shall be delivered to Spiros Corp. II upon the termination or earlier expiration of this Agreement pursuant to
Section 9.

9.   TERM AND TERMINATION.

     9.1 TERM. This Agreement shall be effective as of the date hereof and, unless terminated earlier as provided in Sections 9.2, 9.3 and 9.4 hereof, and shall continue in full force and effect until such time as the Purchase Option terminates or expires (other than by exercise), subject to Section 9.6.

     9.2 TERMINATION BY MUTUAL AGREEMENT. By mutual agreement, the parties hereto may at any time terminate this Agreement on mutually acceptable terms.

     9.3  EFFECT OF OPTION EXERCISES.

          9.3.1 PURCHASE OPTION. Subject to Section 9.6, in the event the Purchase Option is exercised by DURA, this Agreement shall terminate, effective upon the Purchase Option Closing Date, without any obligation to make payments pursuant to Section 7 of the Technology Agreement.

          9.3.2     PARTIAL TERMINATION UPON EXERCISE OF ALBUTEROL OPTION.
In the event that the Albuterol Option is exercised, this Agreement shall terminate, effective on the Albuterol Option Closing Date, with respect to the Albuterol Program Assets and any obligation to make royalty payments with respect to the Albuterol Product, but shall otherwise continue in full force and effect until terminated pursuant to this Section 9.

          9.3.3 PARTIAL TERMINATION UPON EXERCISE OF PRODUCT OPTION. In the event that the Product Option is exercised, this Agreement shall terminate, effective on the Product Option Closing Date, with respect to the Option Product and any obligation to make royalty payments with respect to the Product Option, but shall otherwise continue in full force and effect until terminated pursuant to this Section 9.

     9.4 TERMINATION BY DURA. Either DURA or Spiros Corp. II shall have the right to terminate this Agreement, effective as set forth in a written notice to the other of an Event of Default with respect to such other party.

     9.5  EFFECT OF TERMINATION.

          9.5.1 RETURN OF SPIROS PRODUCTS. In the event of the termination of DURA's right to continue to Manufacture and Sell one or more (other than as a result of the exercise of the Albuterol Option or the Product Option) Spiros Products pursuant to Section 9.4 as a result of an Event of Default by DURA, DURA shall within thirty (30) days of the effective date of such termination, transfer to Spiros Corp. II all Program Technology and all other data, records and materials in DURA's possession or control which relate to such Spiros Products. In addition, DURA shall within fifteen
(15) days of the effective date of the termination notify Spiros Corp. II in writing of the quantity of such Spiros Products which it has in inventory, and DURA shall thereupon be permitted during the six (6) months following such termination to Sell such inventory of Spiros Products; provided that Spiros Corp. II shall first have the right to purchase such Spiros Products for a transfer price equal to the cost of manufacture of such products together with DURA's overhead thereon. DURA shall also cooperate in the transfer of regulatory filings related to such Spiros Products, and take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of the Manufacture and Sale rights to Spiros Corp. II.

          9.5.2 SURVIVAL. Sections 1, 2.1(c), (d), (e) and (f), 3 (but only to the extent rights to payments have accrued prior to termination), 4, 5, 7, 8, 9, 10 and 11 of this Agreement, and all obligations to pay any amounts due hereunder, shall survive, and shall not be affected by, any termination of this Agreement pursuant to this Section 9.

10.  INDEMNIFICATION AND INSURANCE.

     10.1 INDEMNIFICATION. The provisions of Sections 6.1 and 6.2 of the Technology Agreement shall apply with equal force and effect to this Agreement and are incorporated hereunder.

     10.2 INSURANCE.

          10.2.1 INSURANCE BY SPIROS CORP. II. To the extent Spiros Corp. II develops or uses, or causes the development or use (except by DURA or its Affiliates or sublicensees under this Agreement) of, the Spiros Products, Spiros Corp. II shall, to the extent available at commercially reasonable rates, maintain with insurers or underwriters of good repute such insurance relating to the development, sale and use of the Spiros Products, against such risks, pursuant to such terms (including deductible limits or self-insured retentions) and for such periods, as is customary for comparable businesses undertaking the development, sale and use of products of a similar nature, and shall, to the extent reasonably possible and not unreasonably expensive, cause DURA and its Affiliates to be named as additional insured parties on its insurance policies. To the extent Spiros Corp. II is required to obtain insurance under this Section 10.2.1 during the term of this Agreement, Spiros Corp. II may use Available Funds to pay the premiums therefore.

          10.2.2 INSURANCE BY DURA. DURA shall, to the extent available at commercially reasonable rates, maintain, with insurers or underwriters of good repute such insurance relating to the Development, Manufacture and Sale, against such risks and pursuant to such terms (including deductible limits or self-insured retentions) as is customary for comparable businesses undertaking research, development and commercialization programs of a similar nature, and shall, to the extent reasonably possible and not unreasonably expensive, cause Spiros Corp. II to be named as an additional insured party on its insurance policies.

11.  MISCELLANEOUS.

     11.1 NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of DURA or Spiros Corp. II to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     11.2 FORCE MAJEURE. DURA and Spiros Corp. II shall each be excused for any failure or delay in performing any of their respective obligations under this Agreement, if such failure or delay is caused by Force Majeure.

     11.3 RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement is intended or is to be construed to constitute DURA and Spiros Corp. II as partners or joint venturers or one party as an employee of any other party. Except as expressly provided herein, no party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

     11.4 NOTICES. All notices, requests and other communications to DURA or Spiros Corp. II hereunder shall be in writing (including telecopy or similar electronic transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered mail or certified mail, return receipt requested, postage prepaid, or reliable overnight courier service, in each case to the respective address specified below (or to such address as may be specified in writing to the other party hereto):

          If to DURA, addressed to:

          Dura Pharmaceuticals, Inc.
          7475 Lusk Boulevard
          San Diego, CA  92121
          Attention: President
            with a copy to the attention of General Counsel

          If to Spiros Corp. II, addressed to:

          Spiros Development Corporation II, Inc.
          7475 Lusk Boulevard
          San Diego, CA 92121
          Attention:  President

Any notice or communication given in conformity with this Section 11.4 shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or electronic transmission, three (3) days after mailing, if mailed, and one (1) business day after delivery to a reliable overnight courier service.

     11.5 FURTHER ASSURANCES. Each of DURA and Spiros Corp. II hereby agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

     11.6 SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, DURA, Spiros Corp. II, and their respective successors and assigns; PROVIDED, HOWEVER, that DURA and Spiros Corp. II may not assign or otherwise transfer any of their respective rights and interests, nor delegate any of their respective obligations, hereunder, including, without limitation, pursuant to a merger or consolidation, without the prior written consent of the other party hereto; PROVIDED FURTHER, HOWEVER, that DURA may fully assign its rights and interests, and delegate its obligations, hereunder, effective upon written notice thereof (a) to an Affiliate if such Affiliate assumes all of the obligations of DURA hereunder and this Agreement remains binding upon DURA; or (b) to any Person that acquires all or substantially all of the assets of DURA, or which is the surviving Person in a merger or consolidation with DURA, if such Person assumes all the obligations of DURA hereunder. Notwithstanding the foregoing, Spiros Corp. II shall have the right to assign its rights and delegate its obligations hereunder following expiration or termination (other than by exercise) of the Purchase Option. Any attempt to assign or delegate any portion of this Agreement in violation of this Section
11.6 shall be null and void. Subject to the foregoing any reference to DURA or Spiros Corp. II hereunder shall be deemed to include the successors thereto and assigns thereof.

     11.7 AMENDMENTS. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent by DURA or Spiros Corp. II to any departure therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by DURA and Spiros Corp. II, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any other agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by DURA and Spiros Corp. II.

     11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts made and performed entirely within the State of California. Except as otherwise provided herein, any claim or controversy arising out of or related to this contract or any breach hereof shall be submitted to a court of competent jurisdiction in the State of California, and the parties hereby consent to the jurisdiction and venue of such court.

     11.9 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, DURA and Spiros Corp. II hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

     11.10 HEADINGS. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

     11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     11.12 ENTIRE AGREEMENT. This Agreement, together with any agreements referenced herein, constitute, on and as of the date hereof, the entire agreement of DURA and Spiros Corp. II with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between DURA and Spiros Corp. II with respect to such subject matter are hereby superseded in their entirety.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                         DURA PHARMACEUTICALS, INC.



                          By:______________________________________
                              Cam L. Garner
                              President and Chief Executive Officer


                            SPIROS DEVELOPMENT CORPORATION II, INC.



                          By:______________________________________
                              David S. Kabakoff,
                              President and Chief Executive Officer














                      [SIGNATURE PAGE TO MANUFACTURING AND
                              MARKETING AGREEMENT]

                                  SCHEDULE 1.1

                                    GLOSSARY

                                  SCHEDULE 1.1

                                    GLOSSARY

     "AFFILIATE" of a person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporations, "control" shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

     "AGREEMENTS" shall mean the Manufacturing and Marketing Agreement, the Technology Agreement and the Development Agreement.

     "ALBUTEROL OPTION" shall have the meaning assigned to it in Section 1.1 of the Albuterol and Product Option Agreement.

     "ALBUTEROL AND PRODUCT OPTION AGREEMENT" shall mean the Albuterol and Product Option Agreement dated as of __________, 1997, between DURA and Spiros Corp. II, as amended, modified or supplemented from time to time.

     "ALBUTEROL OPTION CLOSING DATE" shall have the meaning assigned to it in
Section 1.5 of the Albuterol and Product Option Agreement.

     "ALBUTEROL PROGRAM ASSETS" shall have the meaning assigned to it in Section
1.1 of the Albuterol and Product Option Agreement.

     "ALBUTEROL PRODUCT" shall have the meaning assigned to it in Section 1.1 of the Albuterol and Product Option Agreement.

     "AVAILABLE FUNDS" shall mean the sum of (a) the net proceeds to Spiros Corp. II from the sale of the Units in the Offering and the Contribution, (b) all royalties remitted to Spiros Corp. II by DURA (or its Affiliates) from the Sale of Spiros Products pursuant to the Agreements, (c) the Option Proceeds, if any, (d) any other amounts provided by DURA to Spiros Corp. II, if any and (e) interest or other income earned through temporary investment of the amounts described in clauses (a), (b), (c) or (d).

     "BANKRUPTCY CODE" shall mean the United States Bankruptcy Code, as amended from time to time.

     "CLAIM" shall mean any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees).

                                     SCHEDULE 1.1

     "CONFIDENTIAL INFORMATION" shall mean all Program Technology disclosed by DURA (and its Affiliates) to Spiros Corp. II or by Spiros Corp. II to DURA pursuant to the Agreements or the Services Agreement.

     "CONTRIBUTION" shall have the meaning assigned in Section 5.2 of the Development Agreement.

     "CORE TECHNOLOGY" shall mean the DURA Core Technology, the DDSI Core Technology and the Spiros Core Technology.

     "DDSI CORE TECHNOLOGY" shall mean (a) Technology owned or controlled by DDSI as of the date of the closing of the Offering necessary or useful to the development of the Spiros Products, and (b) the DDSI Patent Rights; PROVIDED, HOWEVER, that DDSI Core Technology shall also include Technology acquired by DDSI from a third party after the date of the closing of the Offering necessary or useful to the development of the Spiros Products, except to the extent that there are any limitations or restrictions on DDSI's ability to license or sublicense such Technology. "Owned or controlled" shall include Technology that DDSI owns, or under which DDSI is licensed and has the right to grant sublicenses and/or grant immunity from suit.

     "DDSI INDEMNITEE" shall mean DDSI, its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "DDSI PATENT RIGHTS" shall mean those certain inventions described in claims of (a) the patent applications pending, filed by DDSI (or the rights to which have been assigned to DDSI) as of the date of the Technology Agreement relating to dry powder inhalers, powder storage systems and/or formulation methods for dry powder inhalation, (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing patent applications and (c) any patent issued or issuing upon any of the foregoing.

     "DESIGNATED COMPOUND(S)" shall mean any compounds for delivery using the System selected by Spiros Corp. II, and agreed to be developed by DURA.

     "DEVELOPED TECHNOLOGY" shall mean any Technology including, without limitation, any enhancements, substitutions or improvements to the Core Technology that is (a) discovered, developed or otherwise acquired by DURA pursuant to the terms of the Development Agreement or (b) otherwise acquired by or on behalf of Spiros Corp. II during the term of the Development Agreement.

     "DEVELOPMENT" shall mean the further development of the Program Technology for the purpose of identifying, developing, manufacturing, marketing and commercializing Spiros Products and

                                     SCHEDULE 1.1
the making of the Other Expenditures.

     "DEVELOPMENT AGREEMENT" shall mean the Development Agreement dated as of _____, 1997, between DURA and Spiros Corp., as amended, modified or supplemented from time to time.

     "DEVELOPMENT COSTS" shall mean the Direct Development Costs, the Indirect Development Costs and the Other Expenditures.

     "DEVELOPMENT TERM" shall mean the period commencing on the Closing Date and ending on the earlier of (a) the Option Closing Date or (b) the date the Option terminates or expires other than by exercise.

     "DIRECT DEVELOPMENT COSTS" shall mean all costs incurred by DURA or its Affiliates in respect of the Development, other than Indirect Development Costs, determined in accordance with generally accepted accounting principles consistent with DURA's internal accounting system, allocated on a reasonable and consistent basis. Direct Development Costs shall consist primarily of fully-burdened payroll costs (burdened to include benefits, payroll taxes and an allocation of facilities and overhead costs) and any other such costs generated internally by DURA in respect of the Development.

     "DPI" shall mean the motor-driven dry powder inhaler (other than an inahler designed to deliver a single dose of a drug) developed by DURA, DDSI and/or Spiros Corp. and to be developed by DURA and/or Spiros Corp. II.

     "DURA COMMON STOCK" shall mean the Common Stock of DURA, par value $.001 per share.

     "DURA CORE TECHNOLOGY" shall mean (a) Technology owned or controlled by DURA as of the date of the closing of the Offering necessary or useful to the development of the Spiros Products, and (b) the DURA Patent Rights and DURA Trademarks; PROVIDED, HOWEVER, that DURA Core Technology shall also include Technology acquired by DURA from a third party after the date of the closing of the Offering necessary or useful to the development of the Spiros Products, except to the extent that there are any limitations or restrictions on DURA's ability to license or sublicense such Technology. "Owned or controlled" shall include Technology that DURA owns, or under which DURA is licensed and has the right to grant sublicenses and/or grant immunity from suit.

     "DURA INDEMNITEE" shall mean DURA, its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "DURA PATENT RIGHTS" shall mean those certain inventions described in claims of (a) the patent applications pending, filed by DURA (or the rights to which have been assigned to DURA) as of the date of the Technology Agreement relating to DPIs, PSSs and/or formulation methods for dry powder inhalation, (b) any

                                     SCHEDULE 1.1
patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing patent applications and (c) any patent issued or issuing upon any of the foregoing.

     "DURA TRADEMARKS" shall mean Spiros=TM=.

     "EVENT OF DEFAULT" shall mean any of the following events: (a) at any time, if DURA or Spiros Corp. II fails to perform or observe or otherwise breaches any of its Material Obligations, and such failure or breach continues unremedied for a period of sixty (60) days after receipt by of written notice thereof from the other party; (b) at any time, effective as set forth in a written notice from the other party if DURA or Spiros Corp. II shall (i) seek the liquidation, reorganization, dissolution or winding-up of itself or the composition or readjustment of its debts (other than pursuant to a merger with an Affiliate), (ii) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator for itself or of all or a substantial part of its assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts (other than pursuant to a merger with an Affiliate) or
(vi) adopt any resolution of its Board of Directors or shareholders for the purpose of effecting any of the foregoing (other than pursuant to a merger with an Affiliate); or (c) at any time, effective as set forth in a written notice from the other party, if a proceeding or case shall be commenced without the application or consent of DURA or Spiros Corp. II as applicable, and such proceeding or case shall continue undismissed, or an order, judgment or decrees approving or ordering any of the following shall be entered and continued unstayed and in effect, for a period of sixty (60) days from and after the date service of process is effected, seeking (i) DURA's or Spiros Corp. II's, as applicable, liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of DURA or Spiros Corp. II or for all or any substantial part of its assets or (iii) similar relief in respect of DURA or Spiros Corp. II under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts.

     "FDA" shall mean the United States Food and Drug Administration or any successor agency or authority, the approval of which is required to market health care products in the United States.

     "FDA APPROVAL" shall mean the final regulatory approval of the FDA required to commence commercial marketing of a health product.

                                     SCHEDULE 1.1

     "FORCE MAJEURE" shall mean any act of God, any accident explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

     "INDIRECT DEVELOPMENT COSTS" shall mean all costs, fees and out-of-pocket or other expenses, including the purchase of any capital equipment related to the Development, incurred or paid by DURA to a third party, other than an Affiliate of DURA, in respect of the Development, determined in accordance with generally accepted accounting principles consistent with DURA's internal accounting system, allocated on a reasonable and consistent basis.

     "MANUFACTURING AND MARKETING AGREEMENT" shall mean the Manufacturing and Marketing Agreement dated as of _______, 1997 between DURA and Spiros Corp. II, as amended, modified or supplemented from time to time.

     "MANUFACTURE" shall mean the manufacture and assembly of the Spiros
Products.

     "MATERIAL OBLIGATION" shall mean the material obligations of a party under the Technology Agreement, the Development Agreement or the Manufacturing and Marketing Agreement.

     "NET SALES" shall mean the gross amount invoiced for sales of Spiros Products by DURA or its sublicensees, if any, to third parties less (i) discounts actually allowed, (ii) credits for claims, allowances, retroactive price reductions or returned Spiros Products, (iii) prepaid freight charges incurred in transporting Spiros Products to customers, (iv) sales taxes and other governmental charges actually paid in connection with the sales (but excluding what is commonly known as income taxes) and (v) any royalty obligations under the 1993 Royalty Agreement. Net Sales shall not include sales between or among DURA, its Affiliates and its sublicensees unless such sales are for end use rather than for purposes of resale.

     "OFFERING" shall mean the underwritten public offering of the Units pursuant to the Registration Statement.

     "OPTION PROCEEDS" shall have the meaning assigned to it in Section 3 of the Albuterol and Product Option Agreement.

     "OPTION PRODUCT" shall have the meaning assigned to it in Section 2.1 of the Albuterol and Product Option Agreement.

     "OTHER EXPENDITURES" shall mean funds spent by Spiros Corp. II to acquire capital equipment, develop a next generation inhaler system or to enhance the System.

                                     SCHEDULE 1.1

     "PATENT RIGHTS" shall mean any patents or patent applications within the Spiros Corp. II Patent Rights, the DURA Patent Rights, the DDSI Patent Rights and the Spiros Corp. Patent Rights.

     "PERSON" shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

     "PRODUCT OPTION" shall have the meaning assigned to it in Section 2.1 of the Albuterol and Product Option Agreement.

     "PRODUCT OPTION CLOSING DATE" shall have the meaning assigned to it in
Section 2.5 of the Albuterol and Product Option Agreement.

     "PROGRAM TECHNOLOGY" shall mean the Core Technology and the Developed Technology.

     "PSS" shall mean the powder storage system developed and to be developed by DURA for use with the DPI.

     "PURCHASE AGREEMENT" shall mean the Purchase Agreement dated as of __________, 1997, among DURA, Spiros Corp. II, Merrill Lynch & Co., and Donaldson, Lufkin & Jenrette.

     "PURCHASE OPTION" shall mean the option granted to the holder of Spiros Corp. II's Special Common Stock to purchase all of the Spiros Corp. II Common Stock as set forth in Article V of the Spiros Corp. II Charter.

     "PURCHASE OPTION CLOSING DATE" shall have the meaning assigned to it in
Article V of the Spiros Corp. II Charter.

     "PURCHASE OPTION EXERCISE PRICE" shall have the meaning assigned to it in
Article V of the Spiros Corp. II Charter

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-1/S-3 filed by Spiros Corp. II and DURA dated October 10, 1997 (No. 333- __________/333-__________), including all exhibits and any amendments thereof and supplements thereto.

     "RESEARCH FUNDS" shall mean the Available Funds, less (i) all general and administrative expenses including, without limitation, those paid or payable pursuant to the Development Agreement or the Services Agreement, and the reasonable out-of-pocket expenses of Spiros Corp. II directors and reasonable compensation for Spiros Corp. II's independent directors, less (ii) any amounts paid to DURA under the Development Agreement or the Services Agreement, less
(iii) any costs and expenses incurred in the defense or settlement of any action or claim or in respect of a judgment thereon, and less (iv) One Million Dollars ($1,000,000) to be retained by Spiros Corp. II as working capital in the event DURA does not exercise the Purchase Option.

                                     SCHEDULE 1.1

     "SALE(S)" or "SELL" shall mean the activity undertaken by a sales representative during a sales call on physicians, physician assistants, nurses, hospitals, clinics, health maintenance organizations, preferred provider organizations and managed care companies (including all forms of communication not involving face to face contact by such sales representatives), describing the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Spiros Product, in a fair and balanced manner consistent with the requirements of the Federal Food, Drug, and Cosmetic Act, as amended (and the regulations thereunder).

     "SPIROS CASSETTE SYSTEM" shall mean a DPI in which the PSS is in the form of a cassette.

     "SPIROS CORE TECHNOLOGY" shall mean (a) Technology owned or controlled by Spiros Corp. as of the date of the closing of the Offering necessary or useful to the development of the Spiros Products, and (b) the Spiros Corp. Patent Rights; PROVIDED, HOWEVER, that Spiros Core Technology shall also include Technology acquired by Spiros Corp. from a third party after the date of the closing of the Offering necessary or useful to the development of the Spiros Products, except to the extent that there are any limitations or restrictions on Spiros Corp.'s ability to license or sublicense such Technology. "Owned or controlled" shall include Technology that Spiros Corp. owns, or under which Spiros Corp. is licensed and has the right to grant sublicenses and/or grant immunity from suit.

     "SPIROS CORP. INDEMNITEE" shall mean Spiros Corp., its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "SPIROS CORP. PATENT RIGHTS" shall mean those certain inventions described in claims of (a) the patent applications pending, filed by Spiros Corp. (or the rights to which have been assigned to Spiros Corp.) as of the date of the Technology Agreement relating to dry powder inhalers, powder storage systems and/or formulation methods for dry powder inhalation, (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing patent applications and (c) any patent issued or issuing upon any of the foregoing.

     "SPIROS CORP. II CHARTER" shall mean Amended and Restated Certificate of Spiros Development Corporation II, Inc. in effect as of the closing of the Offering, as amended from time to time.

     "SPIROS CORP. II COMMON STOCK" shall mean the Callable Common Stock of Spiros Corp. II, $.001 par value.

     "SPIROS CORP. II INDEMNITEE" shall mean Spiros Corp. II, its

                                     SCHEDULE 1.1
successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "SPIROS CORP. II PATENT RIGHTS" shall mean those certain inventions described in claims of (a) any patent application having one or more claims covering Developed Technology, (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing applications or (c) any patent issued or issuing upon any of the foregoing applications.

     "SPIROS PRODUCT(S)" shall mean (a) any System used with a formulation of albuterol, beclomethasone, ipratropium, an albuterol-ipratropium combination, budesonide or a Designated Compound developed, produced, manufactured or marketed by DURA on behalf of Spiros Corp. II using the Program Technology.

     "SPIROS PRODUCT PROGRAM ASSETS" shall have the meaning assigned to it in
Section 2.1 of the Albuterol and Product Option Agreement.

     "SYSTEM" shall mean the DPI and the PSS when used together.

     "TECHNOLOGY" shall mean, solely with respect to motor-driven dry powder inhalers and powder storage systems for drugs for delivery through such inhalers, the manufacture thereof, and formulations of drugs to be delivered through such inhalers, public and nonpublic technical or other information, trade secrets, know-how, processes, formulations, concepts, ideas, preclinical, clinical, pharmacological or other data and testing results, experimental methods, or results, assays, descriptions, business or scientific plans, depictions, customer lists and any other written, printed or electronically stored materials, pharmaceutical compounds or any other natural or man-made pharmaceutical materials and any and all other intellectual property, including patents and patent applications, of any nature whatsoever. The term "Technology" shall include, without limitation, any of the foregoing as it relates to enhancements of, substitutions for or improvements to the Core Technology.

     "TECHNOLOGY AGREEMENT" shall mean the Technology License Agreement dated as of _______, 1997, among DURA, DDSI, Spiros Corp. and Spiros Corp. II, as amended, modified or supplemented from time to time.

     "TERRITORY" shall mean the entire world.

     "UNDERWRITERS" shall have the meaning assigned to it in the Registration Statement.

     "UNITS" shall mean units, each consisting of one share of Spiros Corp. II Common Stock and one warrant to purchase one-fourth of one share of DURA Common Stock, all as described in the Registration Statement.

                                     SCHEDULE 1.1

     "1993 ROYALTY AGREEMENT" shall have the meaning assigned to it in the Registration Statement.
























                                     SCHEDULE 1.1